EXHIBIT 10.18

Employment Agreement

between

1.	Pieris AG, Lise-Meitner-Str. 30, 85354 Freising, Germany, represented by the Executive Board

- the “Employer” ,

and

2.	Dr. Ulrich Moebius, Am Rain 7, 82131 Gauting, Germany

- the “Employee” ,

each individually the “Party” and jointly the “Parties”

§ 1

EMPLOYMENT AND DUTIES

1.	Employer hereby employs the Employee as CSO.

2.	Employer is entitled to assign other reasonable duties and responsibilities to the Employee that correspond to his training and his skills and that may result in a change in title or position in Employers’s organization.

3.	Employee shall perform his duties well and faithfully in the interests of Employer and will comply with all applicable statutes, regulations, ethical and industrial codes and Employers’ policies as well as all directions lawfully and properly given by Employer.

§ 2

HOURS OF WORK

1.	The position is fulltime. The normal working hours are 40 hours per week, but the Employee will be required to work such additional hours as are required to perform his duties (including on Saturdays, Sundays and public holidays). Notwithstanding the foregoing, Employee shall be entitled (on a week-by-week basis) to reduce working hours to a minimum of 32 hours per week in order to carry out sideline activities contemplated by § 13(1). Any salary adjustments shall be made on a monthly basis.

2.	Specific working hours may be determined from time to time by Employee’s managers.

3.	The overall annual payments according to § 5 cover payment for all hours worked and the overall performance.

4.	Overtime or time off in lieu will not be available and Employee’s salary covers all aspects of his employment.

§ 3

EFFECTIVE DATE, TERM

1.	The employment with Employer shall commence on July 15th/ August 1st 2013 (the “Start Date”) and shall be concluded until April 30, 2014.

2.	The employment will include an initial trial period of 6 months, commencing on the Start Date (the “Trial Period”). During or at the end of this Trial Period or any extension of the Trial Period required by Employer, either the Employee or Employer may terminate the employment by two weeks’ notice in writing to the end of each calendar month (the “Trial Period Notice”) without reason and without indemnification.

3.	For the avoidance of doubt, Employer or the Employee does not have the right to terminate the employment prior to the Start Date.

4.	The employment can be terminated by either party giving to the other in writing with a notice period of three months to the end of each calendar month.

5.	The right of extraordinary termination (außerordentliche Kündigung) remains unaffected.

6.	Any notice of termination must be made in writing.

7.	Employer may suspend Employee from the employment after notice of termination on full salary until the end of the notice period. Any remaining holidays will be taken into consideration.

§ 4

PLACE OF WORK

Place of work shall be the business seat of Employer, currently Freising.

§ 5

ANNUAL SALARY

1.	The initial monthly base salary is EUR 15.500,- (in words: Euro fifteen thousand five hundred) (less any deductions required by law) based on a forty (40)-hour work week payable at the end of each calendar month. The annual base salary will be reviewed annually during the employment. Employer is under no obligation to increase Employee’s salary following an annual base salary review.

2.	In addition to the remuneration provided for under § 5 (1), dependent upon the achievement of certain targets to be agreed on between the Parties, Employee shall receive an annual bonus payment of up to 20% of annualized salary, based on extent of achievement of corporate and personal objectives as agreed upon with Executive Management and Supervisory Board.

3.	Any excess payments have to be repaid. The Employee waives his right according to § 818 Abs. 3 BGB (Verzicht auf die Geltendmachung des Entreicherungseinwand).

4.	Employee shall not be entitled to any additional salary in respect of any overtime worked.

§ 6

EXPENSES

Employer will reimburse any travelling, hotel, entertainment and other out-of-pocket expenses properly and reasonably incurred by Employee in connection with the discharge of his duties of employment and in accordance with Employers’s instructions and general guidelines and procedures. Any abuse of the expenses policy may be treated as a major breach of the terms of employment.

§ 7

HOLIDAYS

1.	Employee is entitled to 28 working days holiday (in addition to statutory holidays) per annum. Holidays are to be taken at such time or times as may be approved by Employee’s manager who should be given at least two weeks’ advance notice of the intention to take holiday but who will not unreasonably withhold his or her approval. Holiday entitlement may not be carried forward to a future calendar year unless with the consent of the manager but such carry over may not exceed 5 days and the holiday carried over must be used by 31st March in that future calendar year. If Employee starts or leaves Employer during a calendar year, holiday entitlement in respect of that calendar year will be calculated on a pro rata basis. On the termination of the employment, Employee will be entitled to pay in lieu of outstanding holiday entitlement (if any) but must repay any holiday pay received for holiday taken in excess of his actual entitlement.

§ 8

PERIODS OF ABSENCE, SICKNESS

1.	Employee shall advise Employer without delay and in any event no later than 10:00a.m. if possible on the first day of absence, of any absence from work and the foreseeable duration of such absence. If Employee cannot work due to sickness or injury of less than 3 days, Employee shall, on return to work, complete a self-certification sickness absence form.

2.	In the event of any inability to work due to sickness or injury of 3 days or more, Employee shall submit to Employer a certificate from a registered medical practitioner within 3 working days from the first day of absence from work. This certificate must state the reason for the absence and shall also state the anticipated duration of the inability to work.

3.	Subject to compliance with 8.1 or 8.2 Employee shall receive his basic salary, less normal deductions, for the time period as set forth in the law of continued remuneration (Entgeltfortzahlungsgesetz). The Employee shall transfer any rights against third parties which caused the sickness to Employer. This transfer is limited to the amount Employer has to pay. The Employee has to give any information about the rights to Employer.

§ 9

TRANSFER OF RIGHTS AND PLEDGE OF THE SALARY

1.	No payments based on this Agreement shall be transferred or pledged without prior written consent of the Employer.

2.	If legally permitted, all rights of retention (Zurückbehaltungsrecht), rights to refuse (Leistungsverweigerungsrecht) and rights of compensation (Aufrechnung) shall be excluded.

§ 10

CONFIDENTIALITY

1.	Unless it is already in the public domain, Employee will keep secret and shall use his best endeavours to prevent the publication or disclosure of and will not at any time (whether during the employment or thereafter) use for his own or another’s advantage, or reveal to any person, firm, company or organisation any trade secrets, or other confidential information of Employer. This information may include, for example, lists and details of employees, customers, distributors, wholesalers, clinical investigators, prescribers of products or others whom Employer are in the habit of dealing with, product details, business methods, market information (including details of adverse events and product complaints), terms of business, technical data, drawings, diagrams, plans, any matter or product in the research or testing stage, clinical trials, information on Employers’s marketing or other computer databases, sales and marketing strategy, pricing and discount policy, contracts with customers, distributors, wholesalers or clinical investigators, dealings with prescribers, salary and benefits of employees of Employer, actual and potential contracts or assets of Employer and any other commercial information, which Employee knows or oughts reasonably to have known to be confidential. Confidential information may also include information which has been made available to Employer by a third party and which Employer is obliged to keep confidential.

2.	The restrictions contained in clause 10.1 shall not apply to any disclosure or use authorized by the management or required by any applicable law.

3.	Any breach of this obligation may lead to an extraordinary termination of this Agreement with immediate effect.

§ 11

EMPLOYER DOCUMENTS AND PROPERTY

1.	All property, including emails, books, papers, materials, documents and photocopies or electronic versions, which relate to the business of Employer is and shall remain the property of Employer. Employee must return this property at Employers’s first request or in any event upon suspension from work or termination of the employment.

2.	Business records of any kind, including private notes concerning Employers’ affairs and activities, shall be carefully kept and shall be used only for business purposes. Copies or extracts of drawings, notes, calculations, statistics and the like as well as any other business documents are only permitted for business purposes.

3.	After notice of termination of the employment has been given - irrespective whether the notice is given by Employer or Employee - Employee shall, without delay and without specific request on behalf of Employer, return all working material and other items belonging to Employer, in particular all business documents and copies thereof. Employee shall have no right of retention and no damages claim relating thereto.

§ 12

INTELLECTUAL PROPERTY

1.	In this Agreement, the intellectual property rights means copyrights, patents, utility models, trademarks, service marks, design rights (whether registered or unregistered), database rights, know how, trade or business names and other similar rights or obligations whether registerable or not in any country (“Intellectual Property Rights”).

2.	All Intellectual Property Rights arising in the course of or as a consequence of the employment or other work undertaken by Employee for Employer under this Employment Agreement shall belong to Employer.

3.	Employee shall forthwith communicate to Employer any designs, discoveries or inventions or other matters potentially the subject of such Intellectual Property Rights, and shall at the request of Employer deliver to it all documents, drawings, models, samples, prototypes and the like prepared by or for Employer and which relate to such rights.

4.	Employee hereby assigns to Employer by way of future assignment all copyrights or other Intellectual Property Rights arising under clause 12.2 (and waive any equivalent moral rights) immediately on their coming into existence. Further, to the extent that full legal title to any Intellectual Property Rights so arising shall fail automatically to belong to Employer by virtue of the provisions of clause 12.2 Employee shall hold such right on trust for Employer absolutely, and shall (notwithstanding the prior termination of this Employment Agreement for any reason) forthwith at the Employers’ request execute any document or do anything required by Employer at Employers’ expense to vest in it (or as it shall direct) the full legal title to such Intellectual Property Rights and to enable it (or its nominee) to enjoy the benefit of such right.

§ 13

ADDITIONAL ACTIVITIES/PROHIBITION OF COMPETITION

1.

Employee shall on principle be obliged to dedicate his entire working capacity to the tasks and duties under this Employment Agreement. During the term of this employment relationship, any sideline activities (Nebentätigkeiten) which Employee takes up against payment or which impair the employment hereunder shall not be admissible except with the prior written approval of Employer. Employee shall be obliged to notify the Employer of any sideline engagement before its beginning. The Employer shall not refuse its approval without cause; for example the employer shall not refuse its approval for sideline activities related to preparation for future employment with another company after the term of this employment agreement, to the extent the remaining provisions of this Employment Agreement are honoured, notwithstanding the provisions of §13(3).

2.	Employee has to report to the management about all sideline activities at the beginning of each following month.

3.	During the term of the employment relationship, Employee shall be prohibited from working, whether directly or indirectly, whether on a self-employed basis or as employee, for any competing enterprise or from taking up any self-employed activities capable of competing with the Employer.

4.	During the term of the employment relationship, Employee shall refrain from any direct or indirect financial interest in any enterprises competing with the Employer.

§ 14

DATA PROTECTION

1.	Employee shall be obliged to create backups of the data on his computer at the end of each week.

2.	Employee must not delete any data or make any copies without the prior written consent of Employer.

§ 15

EXPIRATION DATE

All claims of the Employee arising out of the employment and such claims which are related to the employment shall lapse if they are not asserted against the Employer in writing within three months after the assertion of the claim. The claim shall lapse if it is not asserted before the courts within 3 months after receipt of the rejection. Claims of the Employee which accrue during the legal dispute as to termination and which are dependent upon its outcome, are to be asserted in writing within 3 months after a final and legally binding conclusion of the legal dispute, or such shall lapse.

§ 16

MISCELLANEOUS

1.	Amendments to this Employment Agreement shall only be valid if made in writing and duly signed by both parties hereto. This shall also apply to this clause.

2.	This contract represents the entire agreement and understanding of the parties. Other verbal or written agreements have not been made. This contract supersedes all prior written or verbal agreements (including but not limited to any letters of offer of employment) and employment contracts between the parties.

3.	Employee represents and warrants to Employer that he will not by reason of entering into this Employment Agreement, performing any duties under the Employment Agreement, be in breach of any terms of employment with a third party whether expressed or implied or of any other obligation binding on him.

4.	In case single provisions of this Employment Agreement are or prove to be invalid or not enforceable or in case this Employment Agreement should contain gaps, the binding force and effectiveness of the other provisions of this Employment Agreement shall remain unaffected. The invalid or unenforceable provision shall be replaced by such provision(s) which the Parties would have foreseeably agreed upon had they had knowledge of the invalidity, unenforceability or the gap as of the time of the signing of this Employment Agreement. Should a provision be or prove to be invalid for the stipulated extent and scope of the respective obligation contained therein, the scope and extent of such obligation shall be adjusted to match the legally admissible extent and scope of obligation.

5.	To the extent legally permissible, the exclusive venue for all disputes arising from this Employment Agreement shall be the registered seat of Employer.

6.	This Employment Agreement shall be governed by the laws of the Federal Republic of Germany.

§ 17

COPY OF CONTRACT

Employee confirms by his own signature that he has received a written copy of this Employment Agreement.

Freising,	26 June 2013	26 June, 2013

/s/ Stephen S. Yoder		/s/ Ulrich Moebius
Employer		Employee